Exhibit 99.1

Investor & Media Contacts
Investor: Brian Coderre
Universal Access
(312) 660-6283

Media: Cyrus Bamji
Universal Access
(301) 608-8097

Universal Access Announces Fourth Quarter and Full-Year 2003 Results

CHICAGO - April 14, 2004 - Universal Access Global Holdings Inc. (Nasdaq: UAXS) today announced results for the quarter ended December 31, 2003 and for full-year 2003.

Fourth Quarter Operating Results

For the quarter ended December 31, 2003, revenues decreased 7% to $15.7 million from $16.9 million in the third quarter of 2003.  The decline in revenue, which was due primarily to disconnections, was partly offset by new revenues totaling $1.1 million. Gross profit for the fourth quarter was $5.2 million, an increase of 16% from $4.5 million in the third quarter.  Gross margin was 33% versus 27% in the preceding quarter.  The increase in gross margin was primarily the result of a decline of $500,000 in disconnect penalties from the third quarter to the fourth quarter, an increase of approximately $200,000 in disconnection revenues in the fourth quarter and an increase of more than $100,000 in high margin consulting revenues sold through our Government Services Group.

Operations and administration expense (excluding stock compensation) in the fourth quarter was $6.5 million compared to $7.9 million in the third quarter.  Operations and administration expense in the third quarter was higher primarily due to the payment of $700,000 as a result of a lease termination in that quarter. In addition, due to a decline in revenue streams related to specific assets during the fourth quarter, Universal Access recorded an impairment of $2.9 million related to a UTX facility and a long term carrier asset that was previously recorded due to the company receiving favorable pricing terms.  The company’s net loss in the fourth quarter was ($5.8 million) or ($0.51) per share versus ($7.9 million) or ($0.81) in the third quarter.

“During the fourth quarter we continued to focus on controlling our cost structure while simultaneously executing our plans for growing revenue within our new vertical markets,” said Randy Lay, CEO of Universal Access. “Unfortunately, our financial results continued to reflect disconnections that offset the $1.1 million in new business we generated during the quarter. We are pleased with our growth in the Government market and in the development of our new line of network infrastructure information services and products. Both of these areas leverage intelligence and information contained within our proprietary Universal Information Exchange® (UIX®) database, which is central to the value we provide to our customers and market.”

Full-Year 2003 Results

In 2003, the private line market was significantly affected by weak enterprise IT spending as well as carrier retrenchments and price compression. During 2003, Universal Access recorded revenues of $70.3 million, down 31% from $101.2 million for the same period last year. The decline was due primarily to circuit disconnections and lengthening new business cycles.  Gross margin for 2003 was $22.1 million, down 15% from 2002, primarily due to the decrease in revenues. Gross margin percentage for 2003 was 31% compared to 26% for the year ago period.  The increase in gross margin percentage in 2003 was primarily attributable to the company continuing to pay the underlying costs for circuits in 2002 for which no revenue was recognized because the company’s customers went bankrupt, and increased costs in 2002 because the company disconnected circuits prior to the completion of their minimum service term and, as a result, paid early termination charges.

Operations and administration expense (excluding stock compensation expense) fell 45% to $29.8 million from $53.7 million during the prior year. The reduction in operating expenses was a result of a reduction in payroll related costs in 2003 along with a reversal of bad debt expense in 2003 as a result of improved collections of  outstanding customer balances. Net loss for the full-year 2003 was ($23.0) million, or $(2.94) per share, versus ($94.8) million, or $(19.26) per share, in 2002.

Commenting on the year, Lay said, “Overall, 2003 was a challenging year for Universal Access as we continued to witness a high level of disconnections in a relatively unstable marketplace. That being said, we were pleased with our ability to reduce our operating costs during the year and to secure additional funding through the CityNet transaction in July 2003.  Furthermore, we continued to generate new business and penetrate new areas of potential growth while also developing new products that can help our customers save money. We will remain focused on executing our strategic plan in the months ahead.”

Audit Opinion

Universal Access’ independent auditor, PricewaterhouseCoopers LLP (“PWC”) expressed its opinion with respect to the company’s financial statements for the year ended December 31, 2003, that will be filed on April 14, 2004 with the Securities and Exchange Commission in the company’s Annual Report on Form 10-K.  PWC’s opinion included an explanatory paragraph expressing doubt about Universal Access’ ability to continue as a going concern.  This announcement is made in compliance with the new Nasdaq Rule 4350 (b), which requires separate disclosure of receipt of an audit opinion that contains a going concern qualification.

Cash Position
The company finished the fourth quarter with $18.5 million in cash (including cash and cash equivalents of $16.74 million, and restricted cash of $1.738 million) compared to $19.0 million at the end of the third quarter. In the fourth quarter, the company received a $330,000  letter of credit back from one of its landlords due to a settlement that occurred in the third quarter, in addition to making positive working capital adjustments.

“We continued to make progress in our cost cutting initiatives without sacrificing customer service or our ability to generate new business. By doing so, we have further streamlined our operations to create a more efficient company overall. We will continue to identify additional opportunities for cost savings throughout the organization going forward,” said Brian Coderre, Universal Access’ CFO.

About Universal Access

Universal Access (NASDAQ: UAXS) is a leading communications network integrator for carriers and service providers expanding into markets and areas beyond their own network presence. Founded in 1997, the company is a single, independent source of analysis, design, planning and provisioning (installing) of end-to-end data and voice networks for more than 120 U.S. and international telecom carriers, cable companies, system integrators, and government customers. Over the past seven years, Universal Access has created the industry’s leading network infrastructure database, the Universal Information Exchange (UIX). The UIX holds real-time information on the availability, location, and prices for thousands of data and voice circuit connections, and covers 145 million physical U.S. telecom locations collected from more than 400 sources, including 120 carriers. For further information about Universal Access, visit the company’s Web site at http://www.universalaccess.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements based on current expectations, forecasts and assumptions, including but not limited to statements that we will continue to control operations and administration expenses and that we will be able to expand services and enter new markets. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties including, without limitation, the affect on our business operations from the going concern qualification from our independent auditors, the challenge of attracting new clients, including government clients, or maintaining or increasing sales to existing clients, the potential de-listing of our stock from the Nasdaq SmallCap Market, potential circuit disconnections, credit problems or bankruptcies or restructurings of significant clients or vendors, the potential need to raise additional capital, the potential inability to negotiate reductions in expenses with landlords and vendors or otherwise reduce costs, resources devoted to legal actions, difficulties or delays in developing software or offering new services, difficulties or delays in operating UTX facilities, fiber optic network assets or networking equipment, and competition in our industry.  For other risks and uncertainties applicable to our business, refer to our Securities and Exchange Commission filings.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.

UNIVERSAL ACCESS GLOBAL HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$16,740	$12,353
Accounts receivable, net	5,293	4,566
Prepaid expenses and other current assets	2,717	2,674
Total current assets	24,750	19,593
Restricted cash	1,738	3,900
Property and equipment, net	7,944	20,617
Other long —term assets	651	2,607
Total assets	$35,083	$46,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,556	$2,382
Non income taxes payable	1,285	1,071
Accrued carrier expenses	12,230	15,611
Accrued expenses and other current liabilities	1,729	2,051
Unearned revenue	9,178	9,813
Short-term restructuring liability	710	773
Total current liabilities	27,688	31,701
Notes payable	1,763	—
Security deposits payable	2,038	1,859
Restructuring liability	3,566	4,274
Total liabilities	35,055	37,834

Stockholders’ equity:
Common stock, $.01 par value; 1,000,000,000 shares authorized; 11,465,611 and 4,958,967 shares issued and outstanding	115	50
Common stock warrants	540	129
Additional paid-in-capital	294,803	284,107
Deferred stock compensation	(721)	(3,010)
Accumulated deficit	(294,747)	(271,793)
Accumulated other comprehensive income	38	40
Notes receivable-employees	—	(640)
Total stockholders’ equity	28	8,883
Total liabilities and stockholders’ equity	$35,083	$46,717

UNIVERSAL ACCESS GLOBAL HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Three Months Ended December 31,		Twelve Months EndedDecember 31,
	2003	2002	2003	2002

Revenues	$15,670	$20,926	$70,264	$101,155
Costs and expenses:
Cost of circuit access (exclusive of depreciation shown below)	10,486	16,541	48,167	75,067
Operations & administration (excluding stock plan compensation)	6,520	7,721	29,829	53,693
Operations & administration (stock plan compensation)	129	545	964	2,708
Impairment of property, plant & equipment	2,866	8,202	6,614	54,227
Impairment of goodwill	—	—	—	4,472
Depreciation & amortization	1,592	2,886	7,817	15,857
Restructuring charges	—	(274)	—	(9,899)

Total costs and expenses	21,593	35,621	93,391	196,125
Operating income (loss)	(5,923)	(14,695)	(23,127)	(94,970)
Other income (expense), net	108	115	173	134

Net income (loss)	$(5,815)	$(14,580)	$(22,954)	$(94,836)

Basic net income (loss) per weighted average share	$(0.51)	$(2.57)	$(2.94)	$(19.26)
Diluted net income (loss) per weighted average share	$(0.51)	$(2.57)	$(2.94)	$(19.26)
Weighted average shares, basic	11,465	5,673	7,802	4,925
Weighted average shares, diluted	11,465	5,673	7,802	4,925